Exhibit 10.1

Executive General Severance Plan

Federal Signal Corporation

Amended and Restated

October 2011

Federal Signal Corporation

Executive General Severance Plan

Article 1. Establishment and Purpose

1.1 Establishment of the Plan. Federal Signal Corporation (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Federal Signal Corporation Executive General Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees of the Company upon a termination of employment from the Company, not including a termination of employment as a result of a Change in Control of the Company. Except for the Change-in-Control Severance Agreements entered into with certain executives, the Plan is intended to supersede any and all plans, programs, or agreements providing for severance-related payments.

1.2 Purpose of the Plan. The purpose of the Plan is to provide certain key employees of the Company financial security in the event of a termination of employment from the Company.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)

“Base Salary” means, at any time, the then regular annual rate of pay which the Participant is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 10.2 herein.

(c)

“Benefits Committee” means the Benefits Planning Committee of the Company which was appointed by the Compensation and Benefits Committee of the Company’s Board of Directors, and is composed of certain officers or other employees of the Company.

(d)	“Board” means the Board of Directors of the Company.

(e)

“Cause” shall be determined solely by the Benefits Committee except as expressly set forth to the contrary herein below), which shall have the authority to interpret the Plan and to determine the meaning of any ambiguous Plan provisions in its sole and absolute discretion, and shall mean the occurrence of any one or more of the following:

(i)

The Participant’s failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant’s Disability), after written notice of such failure and a reasonable opportunity to cure following written notice; or

(ii)	The Participant’s commission of any intentional act of fraud, embezzlement, theft or misappropriation of Company funds as determined after investigation by the Board, or the Participant’s admission to or conviction of a felony or entry of a plea of guilty or nolo contendere (or similar plea) to a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; or

(iii)

The Participant’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or any gross negligence or dishonesty of the Participant which results in financial loss or liability to the Company or damage to the reputation of the Company as determined by the Board. However, no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(iv)

The Participant’s material breach of Company policies, which shall be determined in the Committee’s sole and absolute discretion, whether any such policy is now in effect or adopted after the adoption of this Plan, including but not limited to the Company’s policy for business conduct.

Notwithstanding anything to the contrary stated herein, in the case of the determination of Cause involving a Participant who is a member of the Company’s “Executive Committee” as such term is defined in the Company’s then most recent annual report, the Benefits Committee shall assign and cede all of its discretion and authority in the determination of Cause to the Compensation Committee.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)

“Compensation Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Plan.

(h)	“Company” means Federal Signal Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(i)

“Disability” or “Disabled” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, shall mean entitled to receive Social Security disability benefits.

(j)

“Duplicate Benefit” means any benefit payment or entitlement due or arising on or in connection with the termination of employment of any Participant other than under this Plan. It shall include (but not be limited to): notice; pay in lieu of notice; bonus; damages; allowances; benefits; any severance payment or agreement; any redundancy entitlement; or any compensation sum (whether due or arising pursuant to any contract, statute, statutory instrument, code or law or to the decision of any Court or Tribunal and) whether or not claimed or falling due on the Effective Date of Termination or at any other time.

(k)	“Duplicate Benefit Liability” means any liability, cost or obligation to pay arising or incurred in connection with any Duplicate Benefit.

(l)	“Effective Date” means the date this Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving this Plan.

(m)

“Effective Date of Termination” means the date on which the Executive’s separation from service (as defined in Section 409A of the Code and the applicable regulations) occurs which triggers the payment of Severance Benefits hereunder.

(n)

“Good Reason” means, without the Participant’s express written consent, the occurrence of any one (1) or more of the following which results in a material negative change in the Participant’s employment relationship with the Company:

(i)

The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect as of the Effective Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)

The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office as of the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;

(iii)

A material reduction by the Company of the Participant’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time, provided however that any such material reduction shall not constitute Good Reason if the material reduction is applied consistently by the Company to all similarly-situated employees;

(iv)

The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, in which the Participant participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as of the Effective Date;

(v)

(vi) A material breach of this Plan by the Company which is not remedied by the Company within thirty (30) business days of receipt of written notice of such breach delivered by the Participant to the Company.

Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant must notify the Company within ninety (90) days of the existence of the Good Reason condition, and the Company shall have thirty (30) days to remedy the conditions.

(o)

“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(p)	“Participant” means an executive of the Company who is named by the Compensation Committee as a Participant in the Plan, as set forth in Article 2 herein.

(q)	“Plan” has the meaning ascribed to such term in Section 1.1 hereof.

(r)	“Severance Benefits” means the payment of severance compensation as provided in Article 4 herein.

Article 3. Participation

3.1 Eligible Employees. Individuals eligible to participate in the Plan shall include all key employees of the Company, as determined by the Compensation Committee in its sole discretion.

3.2 Participation. Subject to the terms of the Plan, the Compensation Committee may, from time to time, select from all eligible employees those who shall participate in the Plan. From those selected to participate in the Plan, the Benefits Committee shall assign each Participant to a category as follows: Tier I Executives, Tier II Executives, or Tier III Executives.

Article 4. Severance Benefits

4.1 Right to Severance Benefits. Subject to the provisions herein, each Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if, during the term of the Plan, the Participant’s separation from service (as defined in Section 409A of the Code and applicable regulations) with the Company occurs by the Company without Cause, or voluntarily by the Participant for Good Reason.

A Participant shall not be entitled to receive Severance Benefits under Section 4.2 hereof if he or she is terminated for Cause, or if his or her employment with the Company ends due to death, Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

4.2 Description of Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:

(a)

Tier I Executives: One (1.0) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

Tier II Executives: Three-quarters (0.75) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

Tier III Executives: One-half (0.5) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

(b)

An amount equal to the Participant’s unpaid targeted annual bonus, established for the plan year in which the Participant’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(c)

A continuation of the welfare benefits of medical insurance, dental insurance and group term life insurance for a period of time equal to the period of time Severance Benefits are based upon (e.g. one (1) year for Tier 1; nine (9) months for Tier II; six (6) months for Tier III) following the Effective Date of Termination. These benefits shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination.

However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner. Any COBRA health benefit continuation coverage provided to Participant shall run concurrently with the aforementioned period.

The value of such medical insurance coverage shall be treated as taxable income to Participant to the extent necessary to comply with Sections 105(h) and 409A of the Code. For purposes of 409A of the Code, any payments of continued health benefits that are made during the applicable COBRA continuation period (even if the Participant does not actually receive COBRA coverage for the entire applicable period), are exempt from the requirements of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The right to continue coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit.

The continuation of these welfare benefits shall be discontinued prior to the end of the aforementioned period in the event the Participant has available substantially similar benefits from a subsequent employer, as determined by the Benefits Committee.

(d)

The treatment of accrued vacation days earned prior to the Effective Date of Termination, but not taken by the Participant, shall be subject to the treatment provided under the Company’s vacation policy.

(e)	All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.

4.3 Termination Due to Disability. If a Participant’s employment is terminated due to Disability during the term of this Plan, the Participant shall receive his or her Base Salary and accrued vacation through the Effective Date of Termination in a lump sum within 90 days of the date of the Company’s proper notification of the Participant’s Disability. All other benefits provided to the Participant shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.

4.4 Termination Due to Death. If a Participant’s employment is terminated by reason of death, the Participant, or where applicable, the Participant’s Beneficiaries, shall receive the Participant’s Base Salary and accrued vacation through the Effective Date of Termination in a lump sum no later than March 15 of the year following the year of the Participant’s death. All other benefits provided to the Participant or the Participant’s Beneficiaries shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

4.5 Termination for Cause or by a Participant Other Than for Good Reason. If a Participant has a separation from service due to the Participant’s employment termination either: (a) by the Company for Cause; or (b) by the Participant other than for Good Reason, the Company shall pay the Participant his or her unpaid Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, in a lump sum within 90 days of the Participant’s separation from service, and the Company shall have no further obligations to the Participant under this Plan.

4.6 Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by a written Notice of Termination.

4.7 Form and Timing of Severance Benefits. The Severance Benefits set forth in this Article 4 shall be paid as a continuation of pay. Such benefit amount shall be paid in equal installments in accordance with the normal procedures of the Company for the period beginning on the Effective Date of Termination, subject to Section 4.10 herein. Notwithstanding the foregoing, payments shall be delayed until the next regularly scheduled payroll cycle immediately following the date on which the Employee’s release becomes effective and irrevocable, in which case any past-due payments shall be paid in a lump sum.

4.8 No Duplication of Severance. The Severance Benefits set forth in this Article 4 are not payable in addition to any Duplicate Benefit. Where any Duplicate Benefit Liability is or may be incurred the value of the Severance Benefits will be reduced by a sum equivalent to any Duplicate Benefit Liability. Notwithstanding this Article 4.8 if a Participant is a party to a change-in-control agreement with the Company, the Participant shall not be entitled to receive a Severance Benefit under this Plan if he or she is entitled to receive a severance benefit under the change-in-control agreement.

4.9 Release. As a condition of receiving Severance Benefits under the Plan, the Participant is required to sign a general release in a form acceptable to the Benefits Committee. No Severance Benefits will be paid to a Participant until the applicable release becomes irrevocable in accordance with its terms.

4.10. Internal Revenue Code Section 409A. The Plan is intended to comply with the American Jobs Creation Act of 2004, Code Section 409A, and related guidance.

(a) Notwithstanding anything to the contrary set forth in this Plan, any Severance Benefits paid (i) within 2- 1/2 months of the end of the Company’s taxable year containing the

Participant’s Effective Date of Termination, or (ii) within 2- 1/2 months of the Participant’s taxable year containing the Effective Date of Termination shall be exempt from the requirements of Section 409A of the Code, and shall be paid in accordance with this Article 3. Severance Benefits subject to this Section 4.10(a) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding the provisions of Section 4.7, the Benefits Committee retains the discretion to make payments of Severance Benefits in installments at the same time and in the same frequency as the Participant’s regular payroll compensation would have been made to him if he had continued as an active Employee of the Company, which installment payments shall commence at the Participant’s separation from service, provided that all such Severance Benefits shall be paid in their entirety (i) within 2- 1/2 months of the end of the Company’s taxable year containing the Participant’s Effective Date of Termination, or (ii) within 2- 1/2 months of the Participant’s taxable year containing the Effective Date of Termination, and therefore such payments shall be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”).

(b) To the extent Severance Benefits are not exempt from Section 409A under Section 4.10(a) above, any Severance Benefits that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A and shall be paid in accordance with this Article 4. Severance Benefits subject to this Section 4.10(b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(c) To the extent Severance Benefits are not exempt from Section 409A under Sections 4.10(a) or (b) above, any Benefits paid equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of Effective Date of Termination shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D) and shall be paid in accordance with this Article 4. Severance Benefits subject to this Section 4.10(c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(d) To the extent Severance Benefits are not exempt from Section 409A pursuant to Sections 4.10(a), (b) or (c) above, and to the extent the Participant is a “specified employee” (as defined below), payments due to the Participant under Section 6 shall begin no sooner than six months after the Participant’s Effective Date of Termination (other than for Death); provided, however, that any payments not made during the six (6) month period described in this Section 4.10(d) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, with interest thereon , and the balance of all other payments required under this Plan shall be made as otherwise scheduled in this Plan.

(e) For purposes of this Plan, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i). The determination of whether the Participant is a “specified employee” shall be made by the Company in good faith applying the applicable Treasury regulations.

Article 5. The Company’s Payment Obligation

5.1 Payment Offsets. To the extent permitted by law, the Company’s obligation to make the payments and the arrangements provided for herein is subject to reduction to the extent necessary to defray any outstanding financial obligation(s) that are then due by the Participant to the Company, including, but not limited to, expense account balances, advances, or the value of any computer hardware or software, communications equipment or other Company-provided property in the individual’s possession that he/she has failed to return to the Company, and to the extent of any other misappropriation or conversion of Company property or interest in property by the participant.

Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.2(c) herein.

5.2 Rights to Benefits. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6. Legal Remedies

6.1 Payment of Legal Fees. The Company shall reimburse a Participant for legal fees and other costs of litigation or other disputes incurred by the Participant in successfully asserting claims or defenses under this Plan, except that the Participant shall bear his or her own costs of such litigation or dispute if the court (or arbitrator) finds in favor of the Company with respect to any claim or defense asserted by the Participant.

6.2 Arbitration. Subject to the following sentences, any dispute or controversy arising under or in connection with this Plan shall be settled by arbitration, conducted before a panel of one, two or three arbitrator (as determined by the Company in its sole discretion) sitting in a location selected by the Company within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. However, the Company may, in its sole discretion and within ten (10) days of receiving a Participant’s notice of intent to arbitrate, give the Participant written notice that the Company refuses to arbitrate the matter and that in order to resolve such dispute or controversy, the Participant must institute judicial proceedings in any court of competent jurisdiction. If no such written notice is given to the Participant, then the matter will proceed as an arbitration. In any dispute which arises under Article 8 of this Plan the Company or the Participant shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

Except as provided above for claims or disputes under Article 8, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Article 7. Withholding

The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 8. Noncompetition

8.1 Prohibition on Competition. Without the prior written consent of the Company, during the term of this Plan, and for a period of time equal to the period of time Severance Benefits are based upon (e.g. one (1) year for Tier 1; nine (9) months for Tier II; six (6) months for Tier III) Participants shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of this Plan, a business or enterprise will be deemed to be “in competition” if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America. Nothing herein shall modify or void the term of any independent non-compete agreement that the Participant has entered into with the Company which shall continue to be of full force and effect unless modified in writing signed by the Company.

However Participants shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

8.2 Disclosure of Information. Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company. Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he or she make use of any such information for their own purposes.

8.3 Covenants Regarding Other Employees. During the term of this Plan, and for a period of one (1) year following the payment of Severance Benefits under this Plan, each Participant agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

Article 9.

9.1 Successors to the Company. In no event shall a termination that occurs as a result of or in connection with the sale of the assets or stock of the Company or a subsidiary of the Company (provided the Employee is offered employment by the purchasing entity) qualify an Employee for Severance Benefits under this Plan.

9.2 Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Article 10. Miscellaneous

10.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.

10.2 Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Benefits Committee. Participants may make or change such designations at any time. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the Participant’s Beneficiary. In the event that a Participant fails to designate a Beneficiary, or the Beneficiary(ies) designated by the Participant predecease the Participant, then the beneficiary designated by the Participant under the Company’s group term life insurance program shall be deemed to be the designated Beneficiary under this Plan, or, if there is no such Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

10.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine, the plural shall include the singular, and the singular shall include the plural.

10.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

10.5 Modification. The Compensation Committee shall have unilateral authority to approve the termination of, or any amendment or modification to the Plan, in its sole and absolute discretion.

10.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware shall be the controlling law in all matters relating to this Plan.